Exhibit 99.3

Contacts:
Cytokinetics, Incorporated	Burns McClellan, Inc.
Robert I. Blum	Clay Kramer (investors)
EVP, Corporate Development and Commercial Operations & CBO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS ANNOUNCES PRESENTATION OF ISPINESIB DATA
AT SAN ANTONIO BREAST CANCER SYMPOSIUM
Anti-cancer Activity Supportive of Continuation of Phase II Clinical Trial
South San Francisco, CA, December 8, 2005 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that an interim analysis from an ongoing multicenter Phase II clinical trial of ispinesib (SB-715992) in subjects with locally advanced or metastatic breast cancer was presented at the 2005 San Antonio Breast Cancer Symposium (SABCS) at the Henry B. Gonzalez Convention Center in San Antonio, Texas. The clinical poster presentation elaborated on previously announced data from a Phase II clinical trial, which was designed to assess the safety, tolerability and efficacy of ispinesib in these patients with breast cancer.
The poster entitled, “Phase II, Open Label Study of Ispinesib in Patients with Locally Advanced or Metastatic Breast Cancer,” presented data from the ongoing clinical trial that demonstrated that ispinesib has clinical activity in patients with metastatic breast cancer. In this study, patients received ispinesib as monotherapy at 18 mg/m2 IV as a 1 hour infusion every 21 days. At the time of this interim analysis, the best overall responses observed with ispinesib have been partial responses in 3 of 33 evaluable patients, measured by the RECIST criteria. These three patients had maximum decrease in tumor size ranging from 46% to 68% with the duration of response ranging from 7.1 weeks to 13.4 weeks. The overall response rate for all 33 evaluable patients was 9% with a median time to progression of 5.7 weeks. The adverse events were manageable, predictable, and consistent with the Phase I experience. The most common adverse event was Grade 4 neutropenia. Ispinesib plasma concentrations were comparable to those observed in Phase I clinical trials.
This ongoing Phase II clinical trial was designed to evaluate the safety and efficacy of ispinesib in the second- or third-line treatment of patients with locally advanced or metastatic breast cancer whose disease had recurred or progressed despite treatment with anthracyclines and taxanes. This clinical trial employs a conventional Green-Dahlberg design which specifies that the advancement to the second stage requires the satisfaction of pre-defined efficacy criteria. As a result of the aforementioned data, the predetermined response criteria to progress from Stage 1 to Stage 2 of the clinical trial have been achieved, and patients are currently enrolling in Stage 2 in which an additional 25 patients are planned to be enrolled and evaluated.
“We are encouraged to see this level of clinical activity in these chemorefractory patients,” stated Dr. Andrew A. Wolff, Cytokinetics’ Senior Vice President of Clinical Research and Development and Chief Medical Officer. “These patients had previously been treated with a range of different approved chemotherapeutics, so to see such decreases in tumor size for certain of these patients, confirmed by an independent review of the radiographic data, is an encouraging finding, and represents the first objective demonstration of the anti-cancer activity of ispinesib in patients with malignant disease.”
About Ispinesib
Ispinesib is a novel small molecule inhibitor of Kinesin Spindle Protein (KSP), a mitotic kinesin protein essential for proper cell division. Ispinesib is the first drug candidate in clinical development that has arisen from a broad strategic collaboration between Cytokinetics and GlaxoSmithKline (GSK) to discover, develop and commercialize novel small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GSK is conducting a broad clinical trials program for ispinesib designed to study the drug candidate in multiple tumor types, combination regimens and dosing schedules. GSK is currently evaluating ispinesib in three Phase II clinical trials being conducted in patients with each of non-small cell lung, ovarian, and breast cancers and three Phase Ib clinical trials designed to evaluate ispinesib in combination with each of docetaxel, carboplatin and capecitabine. In the platinum-refractory treatment arm of the Phase II clinical trial in patients with non-small cell lung cancer, the best overall response observed with ispinesib administered as monotherapy has been disease stabilization in 25% of evaluable patients (N=20) with a median time to progression (TTP) of 12 weeks (overall median TTP was six weeks). In addition to the ongoing studies being conducted by GSK, the National Cancer Institute (NCI) continues to enroll patients in five other Phase II

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Cytokinetics SABCS Poster Announcement

clinical trials evaluating ispinesib in other tumor types, including melanoma, head and neck, hepatocellular, colorectal and prostate cancers. In addition, the NCI plans to conduct one additional Phase II clinical trial in patients with renal cell carcinoma. The NCI is also conducting two other Phase I clinical trials evaluating an alternative schedule of ispinesib in leukemia and advanced solid tumors.
About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I human clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our and our partners’ clinical development and research program, including, initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs). For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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